Exhibit 5

                 Letterhead of Jasmina Theodore Boulanger, Esq.
                             Conexant Systems, Inc.
                               4311 Jamboree Road
                      Newport Beach, California 92660-3095


                                October 19, 2000


Conexant Systems, Inc.
4311 Jamboree Road
Newport Beach, California 92660-3095

     Ladies and Gentlemen: In connection with the registration under the Securities Act of 1933, as amended (the "Act"), by Conexant Systems, Inc., a Delaware corporation (the "Company"), of (a) the resale of shares of common stock, par value $1 per share, of the Company (together with the associated Preferred Share Purchase Rights, the "Common Stock") previously issued (the "Issued Shares") by the Company in the acquisition (the "Acquisition") of all outstanding ordinary shares of Novanet Semiconductor Ltd. ("Novanet") and (b) the offer and sale by the Company of shares of Common Stock to be issued upon exercise by certain former Novanet employees and directors and a Novanet consultant of options to purchase shares of Common Stock resulting from the conversion in the Acquisition of options to purchase shares of Novanet into options to purchase shares of Common Stock (the "Option Shares") under the Company's Novanet Semiconductor Ltd. Employee Shares Option Plan, as amended (the "Plan"), I advise as follows:

     I am Associate General Counsel and Assistant Secretary of the Company. I have reviewed the Restated Certificate of Incorporation and By-Laws of the Company, each as amended to the date hereof, the Registration Statement on Form S-3 to be filed by the Company under the Act with respect to the Issued Shares and Option Shares (the "Registration Statement") and the corporate proceedings taken by the Company in connection with the authorization of the Issued Shares and the Option Shares. I have also examined

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Conexant Systems, Inc.                -2-                       October 19, 2000

originals, or copies certified to my satisfaction, of such corporate records of the Company and other instruments, certificates of public officials and representatives of the Company, and other documents as I have deemed necessary as a basis for the opinion hereinafter expressed. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies. As to questions of fact material to this opinion, I have, when relevant facts were not independently established, relied upon certificates of officers of the Company and appropriate public officials.

     On the basis of the foregoing, and having regard for such legal considerations as I deem relevant, I am of the opinion that the Issued Shares have been legally and validly issued, and are fully paid and non-assessable and that the Option Shares, when issued pursuant to the Plan, will be legally and validly issued, fully paid and non-assessable.

     I express no opinion herein as to any laws other than the laws of the State of California, the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and the applicable reported judicial decisions related thereto) and the Federal laws of the United States.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to the reference to me under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement.

                                             Very truly yours,

                                             /s/ Jasmina Theodore Boulanger

                                             Jasmina Theodore Boulanger